Exhibit 99-2

PRESS RELEASE

Media Contact:	Investor Relations Contact:
Nevin Reilly	Alison Ziegler or Paul Henning

Sloane & Company	Cameron Associates

Ph: 212-446-1893, nreilly@sloanepr.com	Ph: 212-245-8800 x208; x221, alison@cameronassoc.com; paul@cameronassoc.com

Verticalnet Completes $6.6 Million Financing

Malvern, PA – August 17, 2005 – Verticalnet, Inc. (Nasdaq:VERT), a leading provider of supply management solutions, today announced that it has completed a private placement transaction of senior secured convertible promissory notes in the principal amount of $6.6 million to various independent institutional investors. Verticalnet anticipates that the transaction will result in net proceeds to the Company of approximately $5.9 million, after deducting the estimated offering costs and fees. Verticalnet intends to use the net proceeds for working capital and general corporate purposes. After giving effect to this transaction, the pro forma cash balance and cash equivalents as of June 30, 2005 was $9.9 million, compared to actual cash and cash equivalents of $3.9 million as of June 30, 2005. C.E. Unterberg, Towbin acted as exclusive placement agent for the Company. The details of the transaction will be available in the Company’s Form 8-K to be filed with the SEC.

The notes are convertible into shares of Verticalnet’s common stock, at the option of the investors, at a fixed conversion price of $0.70 per share, subject to adjustment upon certain conditions, including if Verticalnet issues stock at a price below $0.70 per share. The notes have a term of 23 months and accrue interest at 9% per annum. Interest is payable monthly, in arrears, beginning December 2005 until the earlier of the notes’ maturity or conversion date. The Company also issued to the investors warrants to purchase 4,719,000 shares of Verticalnet common stock at an exercise price of $0.77 per share.

Monthly principal payments will commence in December 2005 and are payable thereafter on the first business day of each month through July 2007 or the conversion date, whichever is sooner. Under the terms of the notes, the monthly principal and interest payments can be paid, at the Company’s preference, in cash, common stock or a combination of cash and common stock, subject to certain limitations set forth in the notes. The conversion price used for payments of principal and interest in shares of common stock will be $0.70 per share if the price of the Company’s stock exceeds certain trading price thresholds, or 85% of the five day volume weighted average price of the Company’s stock if the trading price thresholds are not exceeded.

“Today’s financing has the effect of strengthening our balance sheet while bringing a number of highly reputable investors to Verticalnet in a long term investment structure,” stated Nathanael V. Lentz, President and CEO of Verticalnet. “The transaction structure provides us with repayment flexibility that allows us to repay in cash or in stock, at our option, and is a good balance between equity and debt. We believe that this funding will provide our balance sheet with the strength needed to drive our business forward,” concluded Lentz.

The Company has also agreed that it will file a registration statement on Form S-3 with the SEC to register the resale of the common stock underlying the notes and warrants. The notes and warrants were sold pursuant to Regulation D of the Securities Act of 1933, as amended. The common stock underlying the notes and the warrants have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company.

About Verticalnet
Verticalnet is a leading provider of supply management solutions that enable companies to identify and realize sustained value across the supply management lifecycle. Going beyond traditional spend management and sourcing approaches, Verticalnet’s solutions provide the visibility, insight and process control required to maximize the sustained value realization from supply management. Large enough to help customers attain supply management success worldwide, yet nimble enough to provide individual attention and remain focused on customer priorities, Verticalnet is helping leading Global 2000 companies and mid-market enterprises move their supply management efforts to the next level through an optimal blend of software, comprehensive services, and deep category knowledge and domain expertise. To learn more, please visit us at www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information
This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about the use of the net proceeds, the funding providing our balance sheet with the strength needed to drive our business forward, as well as statements that are preceded by, followed by or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, the continued availability and terms of equity and debt financing to fund our business, our reliance on the development of our enterprise software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq Stock Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2004, and the Quarterly Report on Form 10-Q for the three months ended March 31, 2005 which have been filed with the SEC. Verticalnet is making these statements as of August 17, 2005 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC